Exhibit 99.11

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FOURTH

QUARTER NET INCOME OF $204.3 MILLION, UP 8%

Fourth Quarter Net Income Per Diluted Share of $1.90, up 12%,

Fourth Quarter Credit Enhancement Production(1) $395.8 million, up 15%

NEW YORK, January 25, 2006—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced fourth quarter 2005 net income of $204.3 million, or $1.90 per diluted share. This represents an 8% increase from fourth quarter 2004 net income of $188.8 million, and a 12% increase in net income per diluted share from $1.69 in the fourth quarter of 2004.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain non-recurring and other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the fourth quarter 2005, net security gains and losses had the effect of increasing net income by $13.2 million, $0.12 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $20.3 million, or $0.19 per diluted share for the fourth quarter 2005. Table I, below, provides fourth quarter and full year comparisons of earnings for 2005 and 2004.

Ambac Fourth Quarter 2005 Earnings/2

Table I

	Fourth Quarter			Full Year
	2005	2004	% Change	2005	2004	% Change
Net income per diluted share	$1.90	$1.69	+12%	$6.87	$6.53	+5%
Effect of net security gains	$(0.12)	$(0.09)	n.a.	$(0.40)	$(0.27)	n.a.
Non-recurring and other(a)	$0.00	$(0.01)	n.a.	$0.00	$(0.03)	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(b)	$1.78	$1.59	+12%	$6.47	$6.23	+4%
Effect of Accelerated earnings	$(0.19)	$(0.07)	n.a.	$(0.74)	$(0.40)	n.a.

Total excluding items	$1.59	$1.52	+5%	$5.73	$5.83	-2%

(a)	2004 fourth quarter and full year results have been adjusted by $1.2 million and $4.7 million, respectively, for expenses related to Ambac’s contingent capital facility to be comparable with 2005 reporting.
(b)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac President and Chief Executive Officer, Robert J. Genader, noted, “Our top-line credit enhancement production results are encouraging as we successfully closed a wide array of transactions during the quarter, including a few deals of significant size. Overall, market conditions remain challenging, yet our experienced professionals continue to identify new and attractive opportunities across a broad spectrum of asset classes and geographic locations. I remain cautiously optimistic going into 2006 as demand for our core financial guaranty product seems to be on the rise.”

Revenues

Highlights

•	Credit enhancement production(1) in the fourth quarter of 2005 was $395.8 million, up 15% from the fourth quarter of 2004 which came in at $344.2 million. Strong growth in U.S. public finance and U.S. structured finance were partially offset by a decline in international.

Credit enhancement production for the full year 2005 of $1,249.4 million was 3% lower than credit enhancement production of $1,287.8 million in 2004, driven by tighter credit spreads across many of the markets Ambac serves and a slow down in transactions in the international market, primarily Europe.

Table II, below, provides the fourth quarter and full year comparisons of credit enhancement production by market sector for 2005 and 2004.

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Ambac Fourth Quarter 2005 Earnings/3

Table II

Credit Enhancement Production(1)

	Fourth Quarter			Full Year
$-millions	2005	2004	% Change	2005	2004	% Change
U.S. Public Finance	$153.5	$101.5	+51%	$550.8	$542.0	+2%
U.S. Structured Finance	143.4	88.5	+62%	479.0	378.8	+26%
International	98.9	154.2	-36%	219.6	367.0	-40%

Total	$395.8	$344.2	+15%	$1,249.4	$1,287.8	-3%

•	In Public Finance, municipal market issuance, as reported by third party sources, was 6% higher in the fourth quarter of 2005 than in the comparable prior period while insured market penetration at approximately 51% was slightly lower than fourth quarter of 2004. Transactions guaranteed during the quarter included strong writings in the health care and tax revenue sectors. Spreads in U.S. public finance are steady and fairly attractive, however, pricing has been impacted by increased competition from other financial guarantors. U.S. structured finance production during the quarter was strong as significant commercial asset-backed securitization activity and a large auto rental securitization was partially offset by lower mortgage-backed securities writings. Current year production was very strong including transactions across diverse asset classes despite strong competition from the market in the form of senior/subordination execution in many sectors. International production was good but significantly lower than the comparable prior period’s strong production. Current year production included attractive business in diverse geographic regions and asset classes including investor owned utilities, structured finance and future flow deals. The international segment production remains volatile primarily due to long transaction closing cycles typically caused by the size and complexity of the deals.

•	Net premiums written in the fourth quarter of 2005 of $268.1 million were 26% higher than net premiums written of $213.2 million in the same period of 2004. Gross premiums written in the fourth quarter of 2005 and 2004 were offset by $37.9 million and $34.4 million, respectively, in ceded premiums. Ceded premiums as a percentage of gross premiums written were 12% and 14% for the fourth quarter of 2005 and 2004, respectively.

Net premiums written for the full year 2005 of $996.0 million were 2% higher than net premiums written of $976.9 million in 2004. Excluding the impact of return premiums from reinsurance cancellations in each of 2005 and 2004 ($55.8 million in the first quarter of 2005 and $64.8 million in the second quarter of 2004), net premiums written were up 3%, period on period. Ceded premiums as a percentage of gross premiums written, excluding the impact of return premiums, were 14% and 13% for the full year 2005 and 2004, respectively.

A breakdown of gross premiums written by market sector and ceded premiums for the fourth quarter and full year 2005 and 2004 are included below in Table III.

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Ambac Fourth Quarter 2005 Earnings/4

Table III

Premiums Written

	Fourth Quarter			Full Year
$-millions	2005	2004	% Change	2005	2004	% Change
U.S. Public Finance	$159.1	$105.7	+51%	$552.2	$537.6	+3%
U.S. Structured Finance	83.3	70.6	+18%	314.5	281.7	+12%
International	63.6	71.3	-11%	229.0	228.5	0%

Total Gross Premiums Written	306.0	247.6	+24%	1,095.7	1,047.8	+5%
Ceded Premiums Written	(37.9)	(34.4)	+10%	(99.7)	(70.9)	+41%

Net Premiums Written	$268.1	$213.2	+26%	$996.0	$976.9	+2%

•	Net premiums earned and other credit enhancement fees for the fourth quarter of 2005 were $217.5 million, which represented a 14% increase from the $190.4 million earned in the fourth quarter of 2004. Increases in net premiums earned in U.S. public finance and U.S. structured finance were partially offset by decreased net premiums earned in international.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $35.4 million in the fourth quarter of 2005 (which had a net income per diluted share effect of $0.19), up 179% from $12.7 million ($0.07 per diluted share) in accelerated premiums in the fourth quarter of 2004. The majority of the accelerated premiums relate to the U.S. public finance segment. The current quarter was once again impacted by one large public finance refunded transaction, representing 41% of the total accelerated amount. Long-term interest rates remained relatively low during the year and we experienced extremely high refunding activity in our public finance segment. However, as interest rates rise, the level of accelerated premiums should decline.

Net premiums earned and other credit enhancement fees for the full year 2005 were $866.1 million, which represented a 13% increase from $764.0 million earned in 2004. Accelerated premiums were $143.3 million for the full year 2005 ($0.74 per diluted share), up 75% from $81.9 million ($0.40 per diluted share) in accelerated premiums in 2004. Accelerated premiums in 2005 include the impact of a reinsurance cancellation in the first quarter of 2005 amounting to $4.5 million. Accelerated premiums in 2004 include the impact of reinsurance cancellations in the second quarter of 2004 amounting to $10.4 million.

A breakdown of net premiums earned and other credit enhancement fees by market sector for the fourth quarter and full year 2005 and 2004 are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac Fourth Quarter 2005 Earnings/5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

	Fourth Quarter			Full Year
$-millions	2005	2004	% Change	2005	2004	% Change
U.S. Public Finance	$56.9	$54.1	+5%	$223.6	$207.4	+8%
U.S. Structured Finance	76.8	70.0	+10%	288.5	273.3	+6%
International	48.4	53.6	-10%	210.7	201.4	+5%

Total Normal Premiums/Fees	182.1	177.7	+2%	722.8	682.1	+6%
Accelerated Premiums/Fees	35.4	12.7	+179%	143.3	81.9	+75%

Total	$217.5	$190.4	+14%	$866.1	$764.0	+13%

Public finance earned premiums, before accelerations, grew 5% quarter on quarter. Earned premium growth in this segment has been negatively impacted by the high level of refunding activity in Ambac’s public finance book. The high refunding level combined with a mix of issuance in 2005 with less structured municipal transactions that Ambac typically focuses on, has negatively impacted the growth in earnings in this segment.

Structured finance earned premiums and other credit enhancement fees grew 10%. The rate of growth in structured finance has slowed over the past two years, adversely impacted by lower premium production in mortgage-backed and home equity securitizations and pooled debt obligations. These short-term asset classes had experienced significant growth in years prior to 2004. Narrow credit spreads and increased competitive factors have recently led to lower writings in these segments, which combined with the high level of principal pay downs (mortgage-backed securities) and deal terminations (CDOs) has reduced the size of the respective portfolios, resulting in lower earnings from these specific asset classes. The reduced earnings from MBS and CDOs has been offset recently by increased production and related earnings in other asset classes such as commercial asset-backed and auto securitizations where Ambac finds attractive risk/return dynamics.

International earned premiums and other credit enhancement fees decreased by 10%. The decline was driven primarily by three factors: (i) recent calls of international transactions; (ii) a general slow-down in new business generation in this segment as credit spreads have narrowed, reducing the need for financial guarantee protection; and (iii) the business mix has trended towards long-tailed infrastructure transactions as opposed to the shorter-tenor asset-backed securities such as MBS and CDOs.

•	Net investment income for the fourth quarter of 2005 was $109.0 million, representing an increase of 16% from $94.0 million in the comparable period of 2004. Net investment income excluding net investment income from Variable Interest Entities (“VIEs”) for the fourth quarter of 2005 was $96.7 million, representing an increase of 6% from $90.9 million in the fourth quarter of 2004. This increase was due primarily to the growth in the investment portfolio driven by ongoing collection of financial guarantee premiums and fees, partially offset by a lower reinvestment rate and use of cash for repurchases of Ambac stock during the second and third quarters of 2005 totaling approximately $300 million. Net investment income from VIEs

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Ambac Fourth Quarter 2005 Earnings/6

for the fourth quarter of 2005 was $12.3 million, up from $3.1 million in the fourth quarter of 2004. Investment income from VIEs results from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46. The increase in interest income from VIEs reflects the consolidation of two transactions executed in the fourth quarter of 2004. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

Net investment income (including net investment income from VIEs) for the full year 2005 was $426.1 million, representing an increase of 18% from $361.1 million in the comparable period of 2004, primarily as a result of the reasons provided above.

•	Financial services. The financial services segment is comprised of the investment agreement business and derivative products business. The investment agreement business is managed with the goal of approximately matching the cash flows of the investment agreement liabilities with the cash flows of the related investment portfolio. The primary activities in the derivative products business are intermediation of interest rate and currency swap transactions and taking total return swap positions on certain fixed income obligations. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, were $11.4 million in the fourth quarter of 2005, down 21% from $14.6 million in the fourth quarter of 2004. The decrease was driven by lower inception revenues on new business in the derivative products business, partially offset by spread improvement in the investment agreement business.

Financial services revenues, as defined above, were $46.8 million in the full year 2005, down 16% from $56.3 million in 2004, primarily due to lower up-front revenues in the derivative products business.

Expenses

Highlights

•	Financial guarantee expenses of $55.9 million for the fourth quarter of 2005 increased by 24% over the $45.2 million of expenses for the same quarter of 2004. Financial guarantee loss and loss expenses were $15.6 million in the fourth quarter of 2005 down 8% from $16.9 million in the fourth quarter of 2004. Net underwriting and operating expenses of the financial guarantee segment totaled $27.9 million in the fourth quarter of 2005, up 10% from $25.3 in the fourth quarter of 2004. Interest expense on VIE notes amounting to $12.4 million and $3.0 million in the fourth quarter of 2005 and 2004, respectively, result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46.

Financial guarantee expenses of $315.1 million for the full year 2005 increased by 74% over $181.3 million in 2004. Financial guarantee loss and loss expenses of $149.9 million in 2005 increased 115% from $69.6 million in 2004 primarily due to the third quarter 2005 $92 million

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Ambac Fourth Quarter 2005 Earnings/7

reserve provisioning related to Hurricane Katrina. Net underwriting and operating expenses of the financial guarantee segment for the full year 2005 were $117.8 million, up 11% from $106.6 in the comparable period of 2004, primarily due to higher compensation costs.

•	Financial services other expenses, which represent the operating expenses for the segment, amounted to $3.5 million for the fourth quarter of 2005, down 17% from $4.2 million in the comparable prior period.

Financial services other expenses for the full year 2005 of $13.7 million decreased 7% from $14.7 million in 2004.

Loss Reserve Activity

•	Case basis loss reserves (loss reserves for exposures that have defaulted) increased $20.2 million during the fourth quarter of 2005 from $82.9 million at September 30, 2005 to $103.1 million at December 31, 2005. The increase was primarily related to a new case reserve established during the quarter for a public finance infrastructure transaction and an addition to an existing case reserve for a stressed health care transaction.

•	Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on adversely classified insured transactions. Ambac continuously monitors its insured portfolio actively seeking to mitigate claims. The ACR decreased by $7.2 million during the quarter, primarily as a result of net improvement in the classified portfolio and a transfer of ACR reserves to case related to the public finance infrastructure transaction discussed above. At December 31, 2005, the specific Hurricane Katrina-related provision amounts to $91.5 million, down slightly from $92.0 million at September 30 due to amortization and pay downs on effected credits. Approximately $1.1 billion of Katrina-impacted credits are included in Ambac’s adversely classified credit portfolio. Ambac did not pay any Katrina-related claims during the quarter and has fully recovered the amounts paid in the third quarter. Ambac’s estimate of losses related to the hurricane does not consider any potential, federal, state or local government assistance to individual municipalities or institutions as such assistance still has not been determined. The credit loss estimation process involves the exercise of considerable judgment. Ambac will continue to assess the impact of Hurricane Katrina on subsequent periods as more information becomes available to us and the ultimate actual loss associated with the hurricane may be materially different than the current estimate and thereby may affect future operating results.

Other Items

•	Total net securities gains/(losses) for the fourth quarter of 2005 were $20.0 million, or $0.12 per diluted share; consisting of net realized losses on investment securities of ($2.2) million, net mark-to-market gains on credit and total return derivatives of $22.0 million and net mark-to-market gains on non-trading derivative contracts of $0.2 million. For the fourth quarter of 2004, net securities gains/(losses) were $16.5 million, or $0.09 per diluted share; consisting of net realized gains on investment securities of $7.5 million, net mark-to-market gains on credit and total return derivatives of $11.9 million and net mark-to-market losses on non-trading derivative contracts of ($2.9) million.

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Ambac Fourth Quarter 2005 Earnings/8

Total net securities gains/(losses) for the full year 2005 were $73.1 million, or $0.40 per diluted share, consisting of net realized gains on investment securities of $8.6 million, net mark-to-market gains on credit and total return derivatives of $15.0 million and net mark-to-market gains on non-trading derivative contracts of $49.5 million. As discussed in the previous quarters, the mark-to-market gains on non-trading derivative contracts related almost entirely to interest rate hedge contracts related to long-term fixed rate liabilities in Ambac’s investment agreement business that were highly effective from an economic perspective but did not meet the technical requirements of FAS 133. The hedges have been redesignated to meet the technical requirements and it is expected that the mark-to-market of the hedge and hedged item will substantially offset each other in the income statement prospectively. For the full year 2004 net securities gains were $45.8 million, or $0.27 per diluted share, consisting of net realized gains on investment securities of $35.1 million, net mark-to-market gains on credit and total return derivatives of $27.1 million and net mark-to-market losses on non-trading derivative contracts of ($16.4) million.

Balance Sheet

Highlights

•	Total assets as of December 31, 2005 were $19.77 billion, up 5% from total assets of $18.75 billion at December 31, 2004. The increase was driven by cash generated from business written during the period and the proceeds of the $400 debt issuance in December 2005 (discussed below), offset by stock repurchases during the period and the decrease in the unrealized gains in the investment portfolio driven by higher long-term interest rates. As of December 31, 2005, stockholders’ equity was $5.40 billion, a 7% increase from year-end 2004 stockholders’ equity of $5.02 billion. The increase was primarily the result of net income during the year, offset by stock repurchases and lower “Accumulated Other Comprehensive Income” driven by slightly higher long-term interest rates.

•	As previously announced, in December Ambac issued $400 million of 5.95% Debentures due December 2035. The Company intends to use a portion of the proceeds to redeem all or portion of the 7.00% Debentures due in 2051 on or after their first call date in October 2006. The use of proceeds to redeem the outstanding Debentures in October 2006 will result in subsequent net interest savings to the company of approximately $2 million per year. The remaining proceeds from the offering will provide additional funds for general corporate purposes.

Cash Dividend Declared

At its January 2006 Board meeting, the Board of Directors of Ambac Financial Group, Inc. approved the regular quarterly cash dividend of $0.15 per share of common stock. The dividend is payable on March 1, 2006 to stockholders of record on February 10, 2006.

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Ambac Fourth Quarter 2005 Earnings/9

Annual Meeting of Stockholders

The Board of Directors also set the 2006 Annual Meeting of Stockholders for Tuesday, May 2, 2006, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting will be the close of business, March 6, 2006.

Forward-Looking Statements

This release, in particular the President and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) inadequacy of reserves established for losses and loss adjustment expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac Fourth Quarter 2005 Earnings/10

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

	Fourth Quarter		Full Year
$-millions	2005	2004	2005	2004
Credit enhancement production	$396	$344	$1,249	$1,288
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(229)	(219)	(673)	(713)

Gross up-front premiums written	$167	$125	$576	$575
Gross installment premiums written on insurance policies	139	122	520	473

Gross premiums written	$306	$247	$1,096	$1,048

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months and Years Ended December 31, 2005 and 2004

(Dollars in Thousands Except Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Revenues:
Financial Guarantee:
Gross premiums written	$306,022	$247,594	$1,095,719	$1,047,811
Ceded premiums written	(37,966)	(34,360)	(99,673)	(70,946)

Net premiums written	$268,056	$213,234	$996,046	$976,865

Net premiums earned	$205,046	$178,132	$816,020	$716,659
Other credit enhancement fees	12,474	12,242	50,091	47,326

Net premiums earned and other credit enhancement fees	217,520	190,374	866,111	763,985
Net investment income	109,010	93,998	426,114	361,086
Net realized investment gains	303	7,481	6,307	30,004
Net mark-to-market gains on credit derivative contracts	18,403	7,846	13,618	17,734
Other income (loss)	6,161	5,912	12,311	(4,102)
Financial Services:
Interest from investment and payment agreements	77,348	52,258	270,299	198,800
Derivative products	2,555	6,130	15,757	26,399
Net realized investment (losses) gains	(2,494)	86	2,314	5,099
Net mark-to-market gains on total return swap contracts	3,585	4,075	1,330	9,376
Net mark-to-market (losses) gains on non-trading derivatives	(4,668)	(3,455)	44,201	(3,329)
Corporate:
Net investment income	2,025	502	3,345	1,674
Net realized investment losses	—	(36)	—	(18)

Total revenues	429,748	365,171	1,661,707	1,406,708

Expenses:
Financial Guarantee:
Loss and loss expenses	15,601	16,900	149,856	69,600
Underwriting and operating expenses	27,870	25,264	117,809	106,563
Interest expense on variable interest entity notes	12,432	3,042	47,450	5,144
Financial Services:
Interest from investment and payment agreements	68,474	43,837	239,255	168,943
Other expenses	3,521	4,246	13,683	14,671
Interest	15,243	13,514	55,896	54,322
Corporate	3,703	3,215	14,994	10,683

Total expenses	146,844	110,018	638,943	429,926

Income before income taxes	282,904	255,153	1,022,764	976,782
Provision for income taxes	78,652	66,382	271,754	250,942

Income from continuing operations	204,252	188,771	751,010	725,840

Discontinued operations:
Loss from discontinued operations	—	—	—	(1,349)
Income tax benefit	—	—	—	(60)

Net loss from discontinued operations	—	—	—	(1,289)

Net income	$204,252	$188,771	$751,010	$724,551

Earnings per share:
Income from continuing operations	$1.92	$1.72	$6.94	$6.62

Discontinued operations	$0.00	$0.00	$0.00	$(0.01)

Net income	$1.92	$1.72	$6.94	$6.61

Earnings per diluted share:
Income from continuing operations	$1.90	$1.69	$6.87	$6.54

Discontinued operations	$0.00	$0.00	$0.00	$(0.01)

Net income	$1.90	$1.69	$6.87	$6.53

Weighted average number of common shares outstanding:
Basic	106,445,909	110,022,089	108,280,281	109,602,601

Diluted	107,534,753	111,459,460	109,394,985	110,898,854

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2005 and December 31, 2004

(Dollars in Thousands Except Share Data)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $14,781,028 in 2005 and $13,425,475 in 2004)	$15,124,016	$13,901,218
Fixed income securities pledged as collateral, at fair value (amortized cost of $378,480 in 2005 and $345,195 in 2004)	371,160	341,742
Short-term investments, at cost (approximates fair value)	472,034	521,226
Other (cost of $13,537 in 2005 and $3,731 in 2004)	14,173	4,234

Total investments	15,981,383	14,768,420

Cash	28,295	19,957
Securities purchased under agreements to resell	419,000	353,000
Receivable for securities sold	2,161	1,319
Investment income due and accrued	178,779	162,506
Reinsurance recoverable on paid and unpaid losses	3,730	16,765
Prepaid reinsurance	303,383	297,330
Deferred acquisition costs	202,195	184,766
Loans	1,344,140	1,405,700
Derivative assets	1,101,948	1,462,320
Other assets	204,096	77,523

Total assets	$19,769,110	$18,749,606

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,954,718	$2,778,893
Loss and loss expense reserve	304,139	254,055
Ceded reinsurance balances payable	23,746	18,248
Obligations under investment and payment agreements	7,056,222	6,813,914
Obligations under investment repurchase agreements	196,568	266,806
Deferred income taxes	277,422	217,373
Current income taxes	16,726	16,406
Long-term debt	2,233,582	1,866,207
Accrued interest payable	108,195	71,058
Derivative liabilities	935,440	1,213,451
Other liabilities	253,969	208,732
Payable for securities purchased	11,641	6

Total liabilities	14,372,368	13,725,149

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,092	1,089
Additional paid-in capital	723,680	694,465
Accumulated other comprehensive income	226,847	296,814
Retained earnings	4,692,701	4,032,089
Common stock held in treasury at cost	(247,578)	—

Total stockholders’ equity	5,396,742	5,024,457

Total liabilities and stockholders’ equity	$19,769,110	$18,749,606

Number of shares outstanding (net of treasury shares)	105,639,446	108,915,944

Book value per share	$51.09	$46.13

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

December 31, 2005 and December 31, 2004

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of December 31, 2005 and December 31, 2004, respectively, on the basis of accounting principles generally accepted in the United States of America.

	December 31, 2005	December 31, 2004
	(unaudited)
Unearned premiums	$2,966	$2,783
Long-term debt	1,042	1,074
Other liabilities	1,996	2,199

Total liabilities	6,004	6,056

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,453	1,233
Accumulated other comprehensive income	137	238
Retained earnings	4,499	4,094

Total stockholder’s equity	6,171	5,647

Total liabilities and stockholder’s equity	$12,175	$11,703